AMENDED OPTION AGREEMENT

THIS AGREEMENT is dated for reference the 1st day of March 2012.

BETWEEN:

OROFINO GOLD CORP., a company incorporated pursuant to the laws of Nevada, USA having an office at Carrera 40, No.10A-65, Barrio El Poblado, Medellin, Republic of Colombia

(**"Orofino"**)

OF THE FIRST PART

AND:

GROVE STREET PATH INC., a company incorporated pursuant to the laws of Panama having an office at Calle 50, Global Bank Tower, 11th floor, Panama, Republic of Panama.

(**"Grove Street"**)

OF THE SECOND PART

WHEREAS:

A. **Grove Street** and **Orofino** have existing option agreements dated December 23, 2011 wherein **Grove Street** owns a 80% beneficial interest in two mineral concessions known as JCP-08354X and JGF-09412 (the **"Property"**) in the country of Colombia;

B. **Orofino** desires to acquire and Grove Street has agreed to grant to **Orofino**::

(a) an exclusive and irrevocable option to acquire all of **Grove Street's** rights, title and interest in and to the Property (the **"Option"**); and

(b) the exclusive and irrevocable right and authority during the term of the Option to:

(i) act in Grove Street's name and stead with respect to all matters connected to the Property; and

(ii) enter on to the Property to conduct reconnaissance, exploration and development work;

C. **Grove Street and Orofino** have agreed to amend the terms of paragraph 3 set out in the original agreements, and are now amended as shown in this agreement in paragraph 3. This agreement combines the four previous agreements pursuant to the **Property** into one amended agreement as set out herein. The remainder of the terms and conditions are the same as in the original agreements.

3.2 In aggregate consideration for the Option, Orofino shall:

(a) pay to Grove Street cash payments as follows:

(i) $5,000 on or before November 30, 2010; (paid)

(ii) *an additional $100,000 on or before January 31, 2011; (paid)*

(iii) *an additional $150,000 on or March 31, 2011; ([paid]*

(iv) *an additional $50,000 on April 18, 2011 (paid) and*

(v) *$450,000 every six months starting July 1, 2012.*

(b) *allot and issue to Grove Street, as fully paid and non-assessable, the Shares as follows:*

(i) *No further shares*

Upon completion of the payments to Grove Street in accordance with 3.2(a) and (b) above, Orofino shall be deemed to have exercised the Option and earned an undivided 80% interest in and to the Property (the "Option Exercise"). Forthwith upon the Option Exercise, Grove Street shall transfer to Orofino 80% of all of his right, title and interest in and to the Property for no further consideration, subject only to the balance of the 20% interest which can be purchased by Grove Street pursuant to the underlying agreement with the owner and such terms and conditions shall be made available to Orofino for its acquisition of 100 % of the Property with a 15% margin to Grove Street.

Grove Street shall be entitled to and Orofino shall pay to Grove Street a three percent (3%) Net Smelter Return (the "NSR"), calculated and paid as set forth in Schedule "B" hereafter.

Grove Street hereby irrevocably and exclusively grants to Orofino for good and valuable consideration as set forth in this Agreement, the option to purchase fifty percent (50%) of the NSR for the price of one million dollars ($1,000,000.00). The NSR Option shall be exercisable at Orofino's sole discretion at any time up to and including the fifth anniversary of this Agreement.

Grove Street will only permit extensions of 14 days from the date of notice in the case of any default including non-payment under paragraph 3.2(v). Grove Street intends to give notice on July 2, 2012 in the case of non-payment under paragraph 3.2(v).

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

GROVE STREET PATH INC.	OROFINO GOLD CORP.
Herminio Duarte	Ning Shi Long